EXHIBIT 99.1



FOR IMMEDIATE RELEASE


                            ZiLOG Stock Repurchase

San Jose, CA (June 04, 2003) - ZiLOG, Inc. (OTC:ZILG), a worldwide supplier of microcontrollers announced today that it has repurchased 350,000 shares of its common stock at an average price of $2.36 per share pursuant to the April 17, 2003 Board of Director's authorization to repurchase up to one million shares.

On May 1, 2003, ZiLOG purchased 250,000 shares of common stock on the open market for $2.00 per share. On May 30, 2003, ZiLOG's Board of Directors approved the repurchase of 100,000 shares of common stock from ZiLOG's President, Michael Burger at the closing price on that day of $3.25 per share. Mr. Burger sold these shares for personal financial reasons and he continues to hold 400,000 shares of restricted common stock. The net cash paid to repurchase these 350,000 shares was approximately $664,000, which is net of certain loan repayments made to the company by Mr. Burger.

ZiLOG's common stock is traded on the OTC bulletin board. Further purchases under the stock repurchase program may be made from time-to-time in the open market through block trades or otherwise. Depending upon market conditions and other factors, these purchases may be commenced or suspended at any time or from time to time without prior notice. As of June 3, 2003, ZiLOG had approximately 29.4 million shares of common stock issued and outstanding which included approximately 1.7 million shares of common stock subject to restrictions, including the company's right of first refusal to repurchase such shares. About ZiLOG, Inc.

ZiLOG, Inc. (OTCBB:ZILG) is a leading designer, manufacturer and marketer of semiconductors for worldwide-embedded control markets, including consumer, electronic and industrial control solutions. Headquartered in San Jose, Calif., ZiLOG employs approximately 700 people worldwide. ZiLOG maintains design centers in San Jose, Calif.; Ft. Worth, Texas; Nampa, Idaho; Seattle, Wash.; and Bangalore, India; manufacturing in Nampa; and test operations in Manila, Philippines. For more information, visit the company's Web site at: http://www.ZiLOG.com.

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For more information contact:

Perry Grace
CFO VP Finance
ZiLOG, Inc.
(408) 558-8500